Exhibit 10.8                                                       Annex M

                                  SUBORDINATION


     1. Payment of the Promissory Note will be subordinate and subject to the prior payment in full in cash of all of Buyer's Indebtedness (including Indebtedness of the Company) to any senior, secured lender ("senior indebtedness").

     2. Upon any payment, distribution or other transfer of the assets of Buyer to creditors upon any dissolution, winding-up, liquidation, reorganization, arrangement, composition, adjustment or readjustment or similar proceeding of Buyer, then:

     (a) the holders of senior indebtedness shall be entitled to receive payment in full in cash of all senior indebtedness, before any payment or distribution of assets of Buyer is made on account of or applied to the Promissory Note; and

     (b) any payment or distribution of assets of Buyer to which the holder of the Promissory Note would be entitled will be paid or delivered by any person making such payment or distribution directly to the holders of the senior indebtedness, for application to the payment of all the senior indebtedness to the extent necessary to pay the senior indebtedness in full.

     3. Following any payment default on the senior indebtedness and at all times thereafter, all senior indebtedness shall first be paid in full in cash, or provision for such payment shall be made in a manner satisfactory to the holders of the senior indebtedness, before any payment is made on the Promissory Note.

     4. Such other customary subordination provisions as the holders of senior indebtedness may reasonably request.






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